New York Mortgage Trust Declares First Quarter
2018 Common Stock Dividend of $0.20 Per Share, and Preferred Stock Dividends

NEW YORK, NY - March 19, 2018 (GLOBE NEWSWIRE) - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (the “Company”) announced today that its Board of Directors (the “Board”) declared a regular quarterly cash dividend of $0.20 per share on shares of its common stock for the quarter ending March 31, 2018. The dividend will be payable on April 26, 2018 to common stockholders of record as of March 29, 2018.
In accordance with the terms of the 7.75% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”) of the Company, the Board declared a Series B Preferred Stock cash dividend of $0.484375 per share of Series B Preferred Stock for the quarterly period that began on January 15, 2018 and ends on April 14, 2018. This dividend is payable on April 15, 2018 to holders of record of Series B Preferred Stock as of April 1, 2018.
In accordance with the terms of the 7.875% Series C Cumulative Redeemable Preferred Stock ("Series C Preferred Stock") of the Company, the Board declared a Series C Preferred Stock cash dividend of $0.4921875 per share of Series C Preferred Stock for the quarterly period that began on January 15, 2018 and ends on April 14, 2018. This dividend is payable on April 15, 2018 to holders of record of Series C Preferred Stock as of April 1, 2018.
In accordance with the terms of the 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock ("Series D Preferred Stock") of the Company, the Board declared a Series D Preferred Stock cash dividend of $0.50 per share of Series D Preferred Stock for the quarterly period that began on January 15, 2018 and ends on April 14, 2018. This dividend is payable on April 15, 2018 to holders of record of Series D Preferred Stock as of April 1, 2018.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust for federal income tax purposes ("REIT"). NYMT is an internally managed REIT in the business of acquiring, investing in, financing and managing mortgage-related and residential housing-related assets and targets multi-family CMBS, direct financing to owners of multi-family properties through preferred equity and mezzanine loan investments, residential mortgage loans, including second mortgages and loans sourced from distressed markets, non-Agency RMBS, Agency RMBS and other mortgage-related and residential housing-related investments. Headlands Asset Management, LLC provides investment management services to the Company with respect to its distressed residential loans.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the payment of the dividends. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which has been filed with the Securities and Exchange Commission. If a change occurs, these forward-looking statements may vary materially from those expressed in this release. All forward-looking statements speak only as of the date on which they are made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

AT THE COMPANY
Emily Stiller
Controller
Phone: 980-224-4186
Email: estiller@nymtrust.com